Exhibit 99.1

NextPlat Announces Record Full Year 2022 Revenue as Sales Increase Over 51%

Company Makes Strategic Investment into High-Growth Healthcare Markets Supported by Expanded Management Team and Technology Infrastructure

COCONUT GROVE, FL – March 31, 2023 – NextPlat Corp (NASDAQ: NXPL, NXPLW) (“NextPlat” or the “Company”), a global e-commerce provider, today announced financial results for the full year ended December 31, 2022.

“We are pleased to have ended 2022 with continued record top-line performance. 2022 was also a year of strategic change at NextPlat, one embodied by the change of our corporate name and expansion of our focus beyond our connectivity and communications offerings towards the delivery of technology solutions and services for healthcare through our investment into Progressive Care. Supported by our expanded global e-commerce capabilities and partnerships in the communications and connectivity markets, we intend to participate in the ongoing digital transformation of healthcare which is reshaping the entire industry, presenting exciting new opportunities for all stakeholders including providers and patients,” said Charles M. Fernandez, Executive Chairman and CEO of NextPlat.

Financial highlights of the year ended December 31, 2022 included:

●	Revenues for the full year increased to approximately $11.7 million or approximately 51.3% over results reported for the full year ended December 31, 2021. Revenues in the fourth quarter of 2022 increased approximately 26.9% to approximately $2.6 million vs. the year-ago quarter. Driving the increase in annual sales was continued strong demand for satellite-based connectivity solutions especially in Europe in the first half of the year in response to the situation in Ukraine.
●	Annual sales at GTC, the Company’s European operation, grew approximately 77.9% for the year ended December 31, 2022 (excluding the negative impact of foreign currency exchange rates). Sales at OSC, the Company’s North American operation, increased more than 34.2%. The Company believes that North America remains a significant untapped market and intends to further increase its sales in the region through potential acquisitions and the launch of additional e-commerce programs and products during 2023. Collectively in 2022, the Company served more than 4,500 customers in over 120 countries.
●	Gross margins were 21.2%, a decrease from margins of 24.0% reported for the year ended December 31, 2021. Increases in sales of high margin recurring airtime contracts and improved pricing controls enabled through the Company’s recently implemented global enterprise resource planning system (“ERP”) were offset by significantly increased product pricing from manufacturers and costs related to freight and shipping which remained elevated.
●	Operating expenses for the full year ended December 31, 2022 were approximately $9.7 million driven by increases in SG&A reflecting the addition of personnel and higher professional fees including those related to its investment in Progressive Care Inc. (“Progressive Care”) in August and a $8.0 million private offering of common stock and warrants priced above market completed in December.
●	Net loss for the year ended December 31, 2022 was approximately $9.2 million compared to a net loss of approximately $8.1 million reported for the year ended December 31, 2021. The increased net loss for the full year of 2022 includes non-recurring, non-cash loss on investment of approximately $1.7 million related to the Company’s investment in Progressive Care.
●	The Company ended the year with approximately $18.9 million in cash.

David Phipps, President of NextPlat and CEO of Global Operations, added, “During 2022, we achieved multiple month-over-month and year-over-year performance milestones, delivering significant growth despite the lingering inventory and supply chain challenges that have impacted our manufacturer partners over the past two years. We are especially pleased that the investments in our technology infrastructure and in broadening the scale and scope of our offerings is allowing us to adapt more quickly and nimbly to changing market demands. It is our unmatched global reach and agility that increasingly makes us the partner of choice for many of the world’s leading connectivity and communications products and it is these unique capabilities that create a strong foundation for our entry into the large healthcare industry later this year.”

Operational and organizational highlights of the year ended December 31, 2022, and recent developments included:

●	The Company completed its corporate transition to NextPlat Corp reflecting a vision of the future of e-commerce for physical and digital assets and secured over $15 million in new growth capital though two private offerings of common stock each with the significant participation of management and its Board of Directors.
●	NextPlat strategically expanded its focus into to the high-growth healthcare market through a $7 million investment and recapitalization of Progressive Care Inc. NextPlat intends to accelerate Progressive’s digital healthcare transformation with the launch of a new e-commerce platform for healthcare products in domestic and international markets in 2023.
●	The Company deepened its leadership team with the additions of Cristina Fernandez (not related to Mr. Fernandez) as a Director, Robert Bedwell as Chief Compliance Officer and the appointment of Cecile Munnik as NextPlat’s Chief Financial Officer, all highly experienced healthcare and technology veterans.
●	NextPlat’s subsidiaries continued to strengthen their global partner network for connectivity solutions including being named by Globalstar as its exclusive SPOT distributor in the U.K and most recently, entering into an agreement with Iridium Communications Inc. as a new direct distributor and Iridium Go! exec™ global launch partner.

Mr. Fernandez concluded, “Our goal for 2023 and beyond is to leverage our improved operational capabilities and enhanced leadership team as we expand our offerings in communications and connectivity into the high-growth healthcare market where we intend to launch an array of innovative new offerings. Although there remain supply chain headwinds and the challenge of global inflation, we are confident that we have the right combination of market-tested expertise, technology and partnerships that will enable us to bring the power of e-commerce to more customers, brands, and industries in the United States and abroad.”

About NextPlat Corp

NextPlat is a global e-commerce platform company created to capitalize on multiple high-growth sectors and markets for physical and digital assets. The Company intends to collaborate with businesses, optimizing their ability to sell their goods online, domestically, and internationally, and enabling customers and partners to optimize their e-commerce presence and revenue. NextPlat currently operates an e-commerce communications services division through its Global Telesat Communications Ltd and Orbital Satcom Corp business units that offer voice, data, tracking, and IoT services to customers worldwide through multiple global storefronts.

Forward-Looking Statements

Certain statements in this release constitute forward-looking statements. These statements include the capabilities and success of the Company’s business and any of its products, services or solutions. The words “believe,” “forecast,” “project,” “intend,” “expect,” “plan,” “should,” “would,” and similar expressions and all statements, which are not historical facts, are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors, including the Company’s ability to launch additional e-commerce capabilities for physical and digital assets, transact business in crypto currencies and its ability to grow and expand as intended, any of which could cause the Company to not achieve some or all of its goals or the Company’s previously reported actual results, performance (finance or operating), including those expressed or implied by such forward-looking statements. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (the “SEC”), copies of which may be obtained from the SEC’s website at www.sec.gov. The Company assumes no, and hereby disclaims any, obligation to update the forward-looking statements contained in this press release.

Media and Investor Contact for NextPlat Corp:

Michael Glickman

MWGCO, Inc.

917-397-2272

mike@mwgco.net